Exhibit e(4)

Amendment No. 1 to Distribution Agreement

This Amendment No. 1 to the Distribution Agreement (this “Amendment”) by and between CRM Mutual Funds Trust, a Delaware statutory trust (the “Trust”) and ALPS Distributors, Inc., a Colorado corporation (the “Distributor”) is dated as of April 30, 2018 (the “Effective Date”).

WHEREAS, the Trust and the Distributor entered into a Distribution Agreement, dated April 16, 2018, as amended (the “Agreement”); and

WHEREAS, the Trust and Distributor wish to amend the Agreement to reflect the removal of one Fund no longer offered under the Trust.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.         Appendix A to Exhibit 1 to the Agreement is hereby deleted in its entirety and replaced with a new Appendix A attached hereto.

2.         Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

CRM MUTUAL FUNDS TRUST		ALPS DISTRIBUTORS, INC.

By:	/s/ Steven A. Yadegari	By:	/s/ Steven B. Price
Name:	Steven A. Yadegari	Name:	Steven B. Price
Title:	Chief Legal Officer and Chief Compliance Officer	Title:	SVP & Director of Distribution Services

APPENDIX A

LIST OF FUNDS

CRM Small Cap Value Fund

CRM Small/Mid Cap Value Fund

CRM Mid Cap Value Fund

CRM Large Cap Opportunity Fund

CRM All Cap Value Fund

CRM Long/Short Opportunities Fund